Exhibit 10.3
Auscrete Corporation
SALES AGREEMENT

THIS SALES AGREEMENT (THE “Agreement”) dated this      21st  day of              May       , 2010
BETWEEN:

Name(s.)            Auscrete Corporation.

Address          PO Box 847, 504 E. First Street     Rufus   OR.   97050.

Telephone, Fax etc.       541 739 8200     Fax 541 739 8234.

OF THE FIRST PART
-AND-
Name(s.)       Wendell R and Linda Johnson.

Address       228 Byars Street,   Goldendale    WA98620.

Telephone, Fax etc.          509 773 5175.

OF THE SECOND PART

IN CONSIDERATION OF THE COVENANTS and agreements, contained in this Sales Agreement, the parties to this agreement agree as follows:

Sale of Goods

1.	The Seller will sell, transfer and deliver to the Purchaser on or before the date herein mentioned the Goods (“the Goods”):

The Goods; The Goods consist of the house outlined in the attached invoice (schedule “A”)

Purchase Price

2.	The Purchaser will accept the Goods and pay for the Goods with the sum of One Hundred and Eighty Six Thousand ($186,000.00) US Dollars, paid as follows:

As per the payment schedule outlined in Schedule “A” attached hereto.

Continued Page 2

Sales Agreement Page 2
Auscrete Corporation

3.
The Seller and the Purchaser both acknowledge the sufficiency of this consideration. In addition to the purchase price specified in this agreement, the amount of any present or future sales, use, excise or similar tax applicable to the sale of the Goods will be paid by the Purchaser, or alternatively, the Purchaser will supply the Seller with a tax exemption certificate acceptable to the applicable taxing authorities.

4.
Payment of the Goods will be made to the Seller when the Purchaser is notified that the Goods have been delivered by the Seller to a carrier for shipment to the Purchaser, or in the alternative, when the document of title or registered Bill of Sale, bearing any necessary endorsement, is tendered to the Purchaser.

Delivery of Goods

5.
The Goods will be deemed received by the Purchaser when delivered to the Purchaser at the delivery address herein provided. The method of shipment will be within the discretion of the Purchaser, unless the cost of delivery be included in the Purchase Price, however, The Seller will only be responsible for the lesser of truck freight or rail freight to the Purchaser.

Risk of Loss
AJS    WRJ
~~6.~~
~~Risk of loss will be on the Purchaser from the time of delivery to the carrier. The Purchaser will provided~~ at ~~its expense insurance of the Goods insuring the Sellers and Purchasers interest as they appear, until payment in full to the Seller.~~

Warranties

7.
The Seller warrants that (1) the Seller is the legal owner of the Goods; (2) The Goods are free from all liens and encumbrances; (3) The Seller has the right to sell the Goods; and (4) The Seller will warrant and defend the title of the Goods against any and all claims and demands of all persons.

Seller’s normal warranty covers faulty workmanship and materials for a period of 10 years from the date of completion. Outsourced items (fixtures) etc are covered separately by their own manufacturer’s warranty. Regular maintenance is not covered by this warranty.

Signed and accepted this          21st   Day of       May     ,  2010

Purchaser(s) Wendell R Johnson .

Seller
Acceptance  A. John Sprovieri       .
Auscrete Corporation
Rufus   OR.